Exhibit 10.04.3

COMMERCIAL SERVICES AGREEMENT

This Commercial Services Agreement is made as of April       , 2004, by and among Adelphia Communications Corporation, a Delaware corporation (“ACC”), debtor-in-possession, and its affiliates that are signatories hereto (together with ACC, the “ACC Parties” and each, individually, an “ACC Party”), and Adelphia Business Solutions, Inc., a Delaware corporation, d/b/a TelCove (“TelCove”), debtor-in-possession, and its affiliates that are signatories hereto (together with TelCove, the “TelCove Parties” and each, individually, a “TelCove Party”).

W I T N E S S E T H:

WHEREAS,  as a part of the Global Agreement (as defined below) between ACC and TelCove, the ACC Parties have agreed to purchase, subject to an annual minimum business commitment and other conditions, the services listed in Exhibit A and/or those services generally offered by the TelCove Parties to other customers; and

WHEREAS, the parties have agreed to execute this Commercial Services Agreement to reflect the provisions of the Settlement (as that term is defined in the Global Agreement) and the terms and conditions under which the services will be provided by the TelCove Parties to the ACC Parties; and

WHEREAS, the ACC Parties desire to purchase and the TelCove Parties desire to sell services on the terms and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

1.                                       Term.

1.1                                 This Agreement shall be effective as of the date hereof and, unless terminated earlier as specified herein, shall continue in effect until the fifth anniversary of the Commitment Commencement Date (as that term is defined in Section 3.7.2) (“Initial Term”).  Thereafter, unless terminated earlier pursuant to Section 9, if a Party has not terminated this Agreement by providing the other Party written notice no less than ninety (90) calendar days in advance of the expiration of the Initial Term, this Agreement shall renew automatically for successive terms of one quarter each (each a “Renewal Term”) until terminated by either Party by providing the other Party written notice no less than thirty (30) calendar days in advance of the expiration of the then current Renewal Term.  However, the Annual Commitment (as defined in Section 3.7) shall terminate following the Initial Term of this Agreement and shall not continue during any Renewal Term.

1.2                                 Notwithstanding the foregoing, and further subject to the termination provisions contained herein or in any Service Order, neither Party shall terminate this Agreement if any Service Order is in effect.  Each Service Order executed under this Agreement shall have its own term as noted in the Service Order, and unless terminated earlier as specified in Section 9, each Service Order shall automatically renew for successive one month renewal terms unless either Party gives written notice to the other Party not less than thirty (30) calendar days before the end of the Initial Term or the then current Renewal Term that such Service Order will not be renewed.

1.3                                 In the event of expiration or termination of a Service Order or this Agreement, the Parties shall work cooperatively for up to three (3) months to minimize any potential interruptions of Service and/or other disruptions or inconveniences to Customer and its end users.  In the event that a Service Order or this Agreement is terminated by Provider for any reason except Customer’s monetary default, Customer may specify in writing a holdover schedule of up to three (3) months with respect to the Service(s) or Order(s) being terminated.  Provider agrees to continue performing the terminated Service(s) during the specified period in accordance with the terms of this Agreement and the applicable Service Order; provided that Customer shall pay Provider for the Service(s) provided at a month-to-month rate specified in the applicable Service Order.

2.                                       Definitions.

2.1             “Customer” shall mean the ACC Parties receiving the Service(s).

2.2             “Firm Order Commitment” or “FOC” shall mean a confirmation by Provider specifying that a Service Order will be fulfilled and confirmation of the date of installation and/or commencement of the requested Service(s) as provided in the Service Order.

2.3             “Global Agreement” shall mean the Global Settlement Agreement between ACC and TelCove, dated as of February 21, 2004.

2.4             “Global Closing” and “Global Closing Date” each has the meaning given to such term in the Global Agreement.

2.5             “Party” shall mean either of ACC or TelCove.

2.6             “Provider” shall mean the TelCove Parties providing the Service(s).

2.7             “Service” or “Services” shall mean those telecommunications services or other services made available by Provider for purchase by Customer as set forth in Exhibit A, services that are generally available to other TelCove customers in the markets served by the TelCove Parties, or services described in an approved Service Order.

2.8             “Service Level Assurance” or “SLA” shall mean the service levels set forth in Exhibit C.

2.9             “Service Order” or “Order” shall mean a form submitted by Customer to Provider ordering Services that is either signed by Provider or in respect of which Provider has provided a Firm Order Commitment.

3.                                       Scope.

3.1                                 Provider shall provide to Customer any Services requested by Customer in accordance with this Agreement.  Customer may purchase from Provider, in markets served by the TelCove Parties, Services for its own use or for resale to its end users.  Customer shall provide to Provider a list of individuals authorized to submit Service Orders to Provider on Customer’s behalf.

3.2                                 This Agreement is non-exclusive and, except as provided in Section 3.7 below, shall not require Customer to purchase any specific amount of Services from Provider or to require or to restrict the purchase and/or resale of Services within any geographic area.

3.3                                 This Agreement does not by itself create an Order for any Service.  Customer shall order Service by submitting a Service Order as set forth in Section 4, and Provider will fulfill the Service Order, if it offers the same service to other customers in the relevant market.  The price for such Service shall be the lowest of (i) the price set forth in Exhibit B, (ii) a bona fide price/bid from a competitor for the same service of equal type and quantity in the relevant market or (iii) twenty percent (20%) below Provider’s standard rates in the relevant market.  If Provider does not accept a Service Order from Customer at the pricing specified above within ten (10) days of its receipt of such Service Order, and if Customer receives the service so requested from a third party, Customer shall receive a credit towards its Annual Commitment (defined below) equal to the annual service charge that would have been applicable to the Service so requested, on a prorated basis for the remainder of the Initial Term and any Renewal Term, for so long as Customer continues to receive such service from a third party unless and until Provider is willing to offer the Service to Customer in the market and Customer is able to terminate without any premium or penalty any contract it may have entered into with a third party provider of such service.

3.4                                 The pricing set forth in Exhibit B or on an applicable Service Order shall be reviewed by Provider and Customer on an annual basis and shall be revised to be within ten percent (10%) of market prices in the relevant market for each Service offered.  If no comparable market rates are available for a particular Service, then the price shall equal twenty percent (20%) less than Provider’s standard rate for the Service.  Customer may, at its discretion, request that an independent third party (Arbinet or a similar provider) review Provider’s rates for conformance with market rates or submit a bona fide request to other competitors in the relevant market for bids.  If such third party notifies Customer in writing that Provider’s rates exceed the applicable market rate by at least ten percent (10%) using the methods above, Provider shall either 1) reduce its rates to conform to the market pricing, 2) determine that it will not continue to offer the Service to Customer, in which case Customer shall have the right to a corresponding credit against the Annual Commitment on an annual basis equal to the yearly service charge that would have been applicable (as determined by the independent third party or competitive bid) for the Service, on a prorated basis for the remainder of the Initial Term and any Renewal Term, or 3) dispute the third party findings/competitive bids and provide an independent analysis which supports its rates.

3.5                                 Relative market price decreases which exceed twenty percent (20%) in one year or fifty percent (50%) during the Initial Term of this Agreement shall require that the parties meet and negotiate an appropriate adjustment to the Annual Commitment (as defined below).

3.6                                 Provider agrees to provide the Services on the terms and conditions specified in this Agreement and, if applicable, in Provider’s relevant tariff, and in accordance with the Service Specifications described in Exhibit C or on an applicable Service Order and the Remedies, Network, and Escalation Procedures in Exhibit D.  Provider shall provide the Services in accordance with customary standards of care and prudence in the telecommunications industry.

3.7                                 Customer agrees to purchase a minimum of seven million eight hundred thousand dollars ($7,800,000) in Services (not including Taxes) from Provider on an annual basis (the “Annual Commitment”) during the Initial Term of this Agreement.

3.7.1                        The Annual Commitment shall be divided into four (4) equal quarterly commitments of one million nine hundred fifty thousand dollars ($1,950,000) (the “Quarterly Commitment”).  The Quarterly Commitment shall be reduced by any service credits provided pursuant to this Agreement.  If Customer exceeds the Quarterly Commitment in any quarter (as the Quarterly Commitment may have been reduced pursuant to the operation of this sentence), the excess shall be applied to reduce the Quarterly Commitment in any subsequent quarter in that year.

3.7.2                        Customer shall have until the first day of the first calendar month beginning after the date that is one hundred fifty (150) days after the Global Closing Date (such first day, the “Commitment Commencement Date”) to order Services in the required minimum amounts from Provider, at which time the Annual Commitment requirement shall commence.  Therefore, the first annual period for the purpose of calculating the Annual Commitment (and the first quarter for the purpose of calculating the Quarterly Commitment) shall commence on the Commitment Commencement Date.  Unless otherwise expressly provided herein, each reference in this Agreement to a year or an annual period shall be deemed to be a reference to the twelve (12) month period commencing with the Commitment Commencement Date, or an anniversary thereof, and ending on the next succeeding anniversary of the Commitment Commencement Date, and each reference to a quarter shall be deemed to be a reference to any of the four consecutive three month periods in any such annual period.  Customer shall be entitled to a credit against the first Quarterly Commitment and Annual Commitment in an amount equal to all revenues (not including Taxes) paid by it in the period from the Global Closing Date to the Commitment Commencement Date.

3.7.3                        Should Customer not meet the Quarterly Commitment in any given quarter during the Initial Term, it shall make additional payments (“Additional Payments”) calculated as follows:  (a) if the actual revenue during the relevant quarter (the “Actual Revenue”) is less than $600,000, then the Additional Payment shall equal (x) 70% of the difference between $599,999 and the Actual Revenue plus (y) $419,999.55; (b) if the Actual Revenue is less than $1,200,000 and equal to or greater than $600,000, then the Additional Payment shall equal (x) 45% of the difference between $1,199,999 and the Actual Revenue plus (y) $150,000; and (c) if the Actual Revenue is less than $1,950,000 and equal to or greater than $1,200,000, then the Additional Payment shall equal 20% of the difference between $1,950,000 and the Actual Revenue.

3.7.4                        Additional Payments shall be calculated and paid quarterly within thirty (30) days after the end of each quarter.  However, Customer and Provider shall review within thirty (30) days after the end of each annual period the level of Services provided by Provider to Customer and the payments made by Customer in respect of those Services during such annual period.  If Customer made an Additional Payment in respect of any quarter (a “Shortfall Quarter”) and Customer exceeded the Quarterly Commitment in any subsequent quarter (the “Excess Quarter”) in the same annual period, then the excess revenue over the Quarterly Commitment for the Excess Quarter shall be applied retroactively as a credit against the Quarterly Commitment for the Shortfall Quarter, the Additional Payment, after such application, shall be recalculated, and Customer shall be reimbursed, via a service credit against the Annual Commitment in the first quarterly period of the following annual period, in an amount equal to the excess of the Additional Payment actually made over the Additional Payment as so recalculated or, if this Agreement has expired or terminated, Provider shall promptly pay such amount to Customer.

3.7.5                        For purposes of calculating the annual revenue applicable to the Annual Commitment, on-net long distance revenues shall not account for more than twenty five percent (25%) of the total and off-net long distance revenues shall not account for more than five percent (5%) of the total.   Any on-net long distance revenues or off-net long distance revenues that exceed the percentages stated herein shall not be counted towards the Annual Commitment.  The foregoing limitations shall be applied annually, not quarterly and any on-net long distance revenues or off-net long distance revenues so excluded shall be excluded in determining Customer’s compliance with the Quarterly Commitment for the fourth quarter of each annual period and any required Additional Payment in such fourth quarter.

3.7.6                        The IP transport services provided by the ACC Parties to the TelCove Parties under the IP Transport Agreement of even date herewith (at a rate equal to $100 for each one Megabit per second (1 Mbps) per month, regardless of the amount, if any, actually paid under the IP Transport Agreement) shall be applied to the first one million two hundred thousand dollars ($1,200,000) of the Annual Commitment each year in equal amounts of three hundred thousand dollars ($300,000) per quarter regardless of actual capacity utilized by the TelCove Parties.  In addition, Customer shall be entitled to a credit against the Annual Commitment in an amount equal to IP transport services used by the TelCove Parties under the IP Transport Agreement (at a rate equal to $100 for each one Megabit per second (1Mbps) per month) during the period between the Global Closing Date and the Commitment Commencement Date.  Such credit may be applied in any year during the Initial Term.

4.                                       Service Orders.

4.1                 Requests for Service shall be completed by Customer on Provider’s standard order forms in effect from time to time.  Each Service Order must reference this Agreement.  Each Service Order must specify the location, type and quantity of Services requested and the Service term and minimum purchase commitments, if any.

4.2                 Orders may be transmitted via facsimile, mail delivery or electronic transmission.  Provider will provide a FOC within 48 hours of receipt of a completed Service Order that requires no further clarification.  If required, Provider must seek clarification of a Service Order within 48 hours of its receipt.

4.3                 Provider reserves the right to reject any Service Order which it cannot reasonably fulfill in the required time period.  Provider’s acceptance of a Service Order shall be subject to, without limitation, Service availability at the time Customer places such Service Order.  If Provider is unable to accept a Service Order from Customer due to a lack of available facilities in a specific market where it offers similar services to other customers and Customer receives the service so requested from a third party, Customer shall receive a credit towards its Annual Commitment equal to the annual service charge that would have been applicable to the Service so requested, on a prorated basis for the remainder of the term specified in such Service Order, for so long as Customer continues to receive such service from a third party, unless and until Provider is able to offer the Service to Customer in the market and Customer is able to terminate without any premium or penalty any contract it may have entered into with a third party provider of such service.

4.4                 This Agreement will apply to any service provided by Provider to Customer whether pursuant to a Service Order or otherwise.  Any conflicting, different or additional terms and conditions contained in Customer’s Service Order or elsewhere shall not constitute a part of this Agreement absent written agreement by the parties (except for circuit or pricing information or service quality that is filled in on Customer’s Service Order and is accepted in writing by Provider).  No action by Provider (including, without limitation, provision of Services to Customer pursuant to such Service Order) shall be construed as binding or estopping Provider with respect to such term or condition.

5.                                       Pricing Excludes Taxes.  The prices for all Service ordered by Customer are specified in Exhibit B, or in the applicable Service Order, but do not include federal, state and local taxes, surcharges, assessments and other charges imposed by or levied by any governmental entity on a Service (“Taxes”) which shall be the responsibility of Customer.

6.                                       Taxes.  Customer shall be liable for and will reimburse Provider for payments of any and all applicable Taxes with respect to transactions under this Agreement, including any charges or surcharges mandated or imposed on Provider by governmental or regulatory agencies, including the Universal Service Fund contributions recoupment, but Customer will not be liable for taxes on Provider’s income or property.  Taxes payable by Customer shall be separately stated in Provider’s invoices and are not included in the prices set forth in Exhibit B.  Customer will not be liable for any tax for which a valid exemption certificate acceptable to the applicable state or local taxing authorities is furnished by Customer to Provider; provided, however, Customer must provide such exemption certificate evidencing such claimed exemption within thirty (30) days of an accepted Service Order.  Customer will defend and indemnify Provider against any penalty, fine or other payment arising out of any improper exemption claimed by Customer.  Amounts paid by Customer pursuant to this Section shall not be applied to the Annual Commitment.

To the extent reasonably possible, the Parties shall cooperate in any contest of any Taxes or similar fees so as to avoid prejudicing the interests of the other Party; provided, however, that neither party shall be required to participate in questioning or challenging any Taxes or similar fees to the extent that, in such Party’s sole discretion, such action is inconsistent or potentially detrimental to such Party’s reasonable business interests.  Either Party may protest to any taxing or assessing authority or other third party, the assessment or payment of any Taxes or similar fees it is obligated to pay pursuant to this Section 6.  The protesting Party shall promptly notify the other Party in writing of such protest.  If the protesting Party elects to withhold payment of any amount owed to the taxing or assessing authority or other third party, it shall take such action as is necessary to prevent the imposition of any liens by the taxing authority (e.g., posting a bond or paying the disputed amount while the protest is pending).

7.                                       Payment and Billing.

7.1.  Provider will invoice Customer for Services on a monthly basis for recurring charges, and will begin invoicing Customer upon the installation date of a Service Order regardless whether any Customer-provided local access or other third party services are ready for Customer’s use.  Customer will pay each Provider invoice for Services, excluding any portion of the charges that Customer is disputing in good faith, within thirty (30) days of the date of the invoice (“Due Date”).

7.2  Nonrecurring charges will be due and payable in advance of installation or as specified in the applicable Service Order.

7.3  From and after the first day after the Due Date, interest on late payments will accrue at the lower of 1.0% per month, or the highest rate allow by law, on the unpaid balance.

7.4                                 Invoices for Services shall be sent to ACC at:

Adelphia Communications Corporation
Attention:  Bryan Rubin
5619 DTC Parkway, Suite 800
Denver, CO  80111

7.5  In the event that Customer shall, in good faith, dispute any amounts set forth in any invoice received from Provider, Customer shall (i) pay all undisputed charges by the Due Date; and (ii) present by the Due Date a written statement of amounts disputed in good faith in reasonable detail with supporting documentation.  Disputed charges mutually agreed upon and in favor of Provider will be paid within fifteen (15) business days of resolution, together with interest at a rate equal to the lesser of one percent (1%) per month and the highest rate permitted by law on such payment amount from the Due Date until paid.  Disputed charges mutually agreed upon in favor of Customer will, if such charges shall have been paid by Customer, be credited to payment of future amounts when invoiced by Provider to Customer or, if any such credited amounts remain outstanding as of the expiration or termination of this Agreement, Provider shall promptly pay such credited amount to Customer.  While any dispute is being resolved, so long as this Agreement has not expired or been terminated, each party to such dispute shall, so long as the other party is acting in good faith in attempting to reach resolution of such dispute and is otherwise performing its obligations hereunder, continue to perform its obligations hereunder.

7.6  Payment of an invoice will not jeopardize Customer’s ability to dispute an invoice.  Except as required by Section 7.5, Customer must submit any billing disputes in writing to Provider within 120 days of Customer’s receipt of the invoice or Customer shall waive its right to do so.

7.7  Any dispute on an invoice which cannot be resolved within thirty (30) days after submission of the dispute by Customer to Provider will be escalated within the management levels of each Party as follows:

7.7.1.  Provider’s Director of Carrier Services and a comparable executive of Customer will consider the dispute and attempt resolution of such dispute.  If the dispute is not resolved after thirty (30) days at the Director management level, the Parties agree the dispute will be escalated to the Vice President level of each Party.

7.7.2  If the dispute is not resolved within sixty (60) days after the negotiations by the Parties identified in Section 7.7.1, then the Parties may seek resolution by exercising any rights or remedies they may have at law or in equity or under this Agreement.  During the resolution of disputes as provided in this Section, so long as this Agreement has not expired or terminated, the Parties shall continue to perform their obligations under this Agreement in good faith.

8.                                       Suspension.  Except for amounts disputed by Customer in accordance with Section 7, in the event payment in full is not received from Customer on or before the Due Date, Provider shall have the right upon prior written notice to suspend the applicable portion of Customer’s Service(s).  In addition, Provider shall have the right to place any pending Service Orders on hold, and to decline to accept any Service Order or other requests from Customer to provide any Service.  Provider may continue suspension until such time as Customer has paid in full all undisputed charges then due, including any applicable reinstallation charges and/or late fees.  Following receipt of Customer’s payment, and provided Provider has not exercised any of its rights to terminate this Agreement and/or any Service Order, Provider shall reinstate Customer’s Service(s) subject to Customer’s payment of any reconnection charges.  Provider’s suspension of Customer’s Services shall not affect Customer’s obligation to pay for the Service(s) and to make Additional Payments.

9.                                       Termination.

9.1            Termination for Non-Payment.  In addition to Provider’s right to suspend Service(s), Provider shall have the right to terminate any Service Order for Customer’s failure to pay any delinquent undisputed invoice within ten (10) business days following Customer’s receipt of written notice from Provider.  Should Customer fail to make material undisputed payments due under this Agreement or any Service Order for a period of ninety (90) days after written notice and opportunity to cure, Provider may terminate this Agreement and Customer shall be liable for the present value (discounted at a rate of ten and one half percent (10.5%) per annum) of any Additional Payments that would otherwise be due for the remainder of the Initial Term.

9.2            Termination by Customer.  Customer shall have the right to terminate this Agreement at any time for any reason upon ten (10) business days prior written notice to Provider.  If Customer terminates this Agreement pursuant to this Section 9.2 during the Initial Term, Customer shall make a termination payment to Provider in an amount equal to the present value (discounted at a rate of ten and one half percent (10.5%) per annum) of the difference of (a) the amount of revenue that Customer would have paid for the remainder of the Initial Term under this Agreement assuming Customer had made payment for Services hereunder in an amount equal to the Quarterly Commitment for each quarter remaining in the Initial Term, minus (b) an amount equal to the direct costs Provider would have incurred in providing such Services, minus (c) Provider’s general and administrative costs that would have been attributable to the Provider’s provision of such Services.

9.3            General Termination for Material Breach.  In the event either Party breaches any material term or condition of this Agreement (other than a breach for failure to pay, which is governed by Section 9.1), the other Party may terminate this Agreement (so long as it is not then in default of any material term or condition of this Agreement) upon thirty (30) calendar days written notice, unless the breaching Party cures the breach during such thirty (30) calendar day period, or if such breach is incapable of being cured within such thirty (30) day cure period, the Party has taken reasonable, good faith efforts to cure the breach and has provided the other Party notice of when the breach will be cured, but in no event may such period exceed sixty (60) days from the receipt of the notice of breach.

9.4            Termination for Breach of Service Level Assurances.  Should Provider fail to meet the Service Level Assurances provided in Exhibit C or as are applicable to a Service Order, then the penalties provided in Exhibit D, and the following procedure and remedies, shall apply:

9.4.1                        The parties shall use best efforts to meet and confer as to any non-conforming Services within five (5) days of written notice to Provider.  Provider shall detail a plan to correct any non-conforming Service within ten (10) days of such meeting.

9.4.2                        Should Provider not cure the non-conforming Service within thirty (30) days of the initial meeting, or should a particular Service suffer three (3) or more non-conforming incidents in a calendar year, then Customer shall have the right to terminate the non-conforming Service and receive a credit towards its Annual Commitment equal to the total of the prior year’s annual payments for the applicable service bucket. For this purpose, the applicable service buckets shall be defined as: 1) long distance services, 2) transport services and 3) all other services.

10.                                 Termination Liability.  There shall be no early termination penalties associated with the termination of any Service; however, if a Service is terminated within ninety (90) days of service inception, Customer shall be responsible for any applicable non-recurring charges.

11.                                 Representations and Warranties.

11.1                           ACC Representations and Warranties.  ACC represents and warrants to TelCove that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and regulatory authority to enter into and perform its obligations under this Agreement in accordance with its terms.  ACC represents and warrants that it has the authority to bind its affiliates that will benefit from this Agreement and each such affiliate has all the necessary authorizations and licenses to purchase the Services.

11.2                           TelCove Representations and Warranties.  TelCove represents and warrants to ACC that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and regulatory authority to enter into and perform its obligations under this Agreement in accordance with its terms.  TelCove represents and warrants that it has the authority to bind its affiliates that will provide Services under this Agreement and each such affiliate has all the necessary authorizations and licenses to provide the Services.

11.3                           Limitation of Liability.  NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR

INDIRECT LOSSES OR DAMAGES (WHETHER FORESEEABLE OR NOT) AS A RESULT OF THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT OR ITS USE OF THE SERVICES OR OTHER FACILITIES THAT ARE SUBJECT TO THIS AGREEMENT, WHETHER OR NOT ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE, CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY OR VIOLATION OF LAW EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.4                           Nothing contained herein shall operate as a limitation on the right of any party to this Agreement to bring an action or claim for damages against any third party, including indirect, special, incidental, consequential, exemplary or punitive damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of such party’s facilities.

11.5                           Customer, in any contract or tariff offering of service, capacity, or rights of use that involves any facilities that are subject to this Agreement, shall include in such contract or tariff a written limitation of Provider’s liability that is binding on its customers and in all material respects is at least as restrictive as the limitations set forth in Section 11.3.  The limitation on liability contained in any contract or tariff offering pursuant to this Section 11.5 need not identify Provider or Customer by name.

11.6                           DISCLAIMER OF WARRANTIES.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY WARRANTY TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS, OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

12.                           Intellectual Property Indemnity.

12.1                           Provider shall defend, indemnify, and hold harmless Customer and its affiliates, customers, resellers, end users, shareholders, employees, directors, officers, and agents from any third party claim alleging that a Service provided hereunder violates the patent, trade secret, copyright, or other intellectual property right of any third party (“Infringement Claim”); provided that Customer provides Provider with:  (a) prompt notice of such claim; (b) sole control over the defense and/or settlement of such claim; and (c) all assistance reasonably required for the defense of such claim.  Failure of Customer to comply with clauses (a), (b) and (c) of this paragraph shall not relieve Provider of any of its obligations under this Section 12, except to the extent that Provider is materially prejudiced by such failure.

12.2                           If the use of a Service is enjoined as a result of an Infringement Claim, in addition to the indemnity set forth in Section 12.1 above, Provider shall (at its option): (a) obtain for the Customer the right to use the infringing Service; (b) modify such Service in a manner that maintains all existing functionality, is reasonably acceptable to the Customer, and does not infringe any third party intellectual property rights; or (c) substitute equivalent services that are reasonably acceptable to the Customer and do not infringe any third party intellectual property rights.

13.                                 INDEMNIFICATION AND OTHER REMEDIES.

13.1               Indemnification.  To the fullest extent permitted by law, the ACC Parties (individually or collectively as a party) and the TelCove Parties (individually or collectively as a party) shall each, as the first party, indemnify, defend, protect and hold harmless the other party and each of its affiliates from and against any loss, damage, claim or liability, of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating to:

13.1.1                  Claims for libel, slander, infringement of copyright or unauthorized use of trademark, trade name or service mark arising out of or relating to the provision or use of the Services and caused by the first party as Customer or Provider, as the case may be;

13.1.2                  Claims arising out of the tortious act(s) or omission(s) of the first party as Customer or Provider, as the case may be;

13.1.3                  the first party’s breach of any of its warranties or the failure to perform any of its obligations hereunder; and

13.1.4                  Any violation by the first party of regulations, rules, statutes, or court orders of any local, state, or federal governmental agency, court, or body in connection with its performance under this Agreement or its use or provision of the Services;

provided, however, each party’s obligations to provide indemnity shall be subject to

Section 11.3, Limitation of Liability.

13.2               Survival.  The obligations of the parties in Section 13.1 shall survive the expiration or termination of this Agreement.  The provisions of Section 17, Insurance, shall not be construed as limiting any party’s obligations pursuant to Section 13.1 or other provisions of this Agreement.  No party shall indemnify or otherwise be liable to any other party with respect to any claim for indemnification under Section 13.1 unless notice of the claim is given within one year after the expiration or termination of this Agreement; provided, however, that this limitation shall not apply to any indemnification claim arising from a proceeding brought against the indemnified party by a third party.

13.3               Procedure.  Any party seeking indemnification under this Section 13 (the “Indemnitee”) shall notify the party from which indemnification is sought (the “Indemnitor”) in writing with respect to any claims within the indemnification provisions hereof.  In the case of an indemnification claim arising from a proceeding brought against the Indemnitee by a third party, the Indemnitee shall notify the Indemnitor of the third-party claim within thirty days after the commencement of such proceeding; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided in this sentence shall not relieve the Indemnitor of any of its obligations under this Section 13, except to the extent that the Indemnitor is materially prejudiced by such failure.  If the facts giving rise to such indemnification involve any actual or threatened claim or demand by or against a third party, the Indemnitor shall be entitled to control the defense or prosecution of such claim or demand in the name of the Indemnitee, if the Indemnitor notifies the Indemnitee in writing of its intention to do so and acknowledges its potential liability to the Indemnitee hereunder within twenty days after its receipt of notice from the Indemnitee.  The Indemnitee shall have the right, however, at its own expense, to participate in such proceeding through counsel of its own choosing. The Indemnitee shall, to the extent requested by the Indemnitor and at the Indemnitor’s expense, cooperate in the prosecution or defense of any claim and shall furnish any records, information, and testimony and attend any conferences, discovery proceedings, hearings, trials and appeals that the indemnifying party reasonably requests in connection therewith.

13.4               Specific Performance.  Each of the parties hereto acknowledges that the other parties would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at law, in equity or pursuant to this Agreement.

13.5               Right to Perform.

13.5.1                  If any party fails to perform or comply with any of its agreements contained herein with respect to any obligations owed to any other party, then in addition to its other rights and remedies, such other party may itself perform or comply with such agreement on behalf of the non-performing party (but shall not be obligated hereunder to do so), and the amount of the reasonable expenses of such other party incurred in connection with such performance shall be payable by such non-performing party to such other party within thirty (30) days following such other party’s written demand for payment.  If such non-performing party shall fail to pay the amount of such expenses prior to the end of such thirty (30) day period, such non-performing party shall be charged and shall pay the other party, interest at a rate equal to the lesser of one percent (1%) per month and the highest rate permitted by law on the amount of such expenses until it shall be reimbursed by such non-performing party.

13.5.2                  Each party shall have the right to access the properties and facilities of any other party to the extent necessary to enable such party to exercise its rights under this Section 13.5.

13.6               Exculpation.  No party shall have recourse to any officer, director, partner, employee, agent, representative or shareholder of any other party for any obligation or liability of such other party under this Agreement or for any cost, expense or damage arising from the failure of such other party to perform any obligation of such other party under this Agreement.

13.7               Attorneys Fees.  In the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party will be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses incurred as a result of such lawsuit or other proceeding.

14.                                 Confidentiality.  The Parties agree to abide by the mutual non-disclosure obligations set forth in the attached Exhibit E.

15.                                 No Publicity.  Neither Party may use the name, logos, trademarks, service marks, or other proprietary identifying symbols of the other Party in any press release, public statement, advertising, signage, marketing materials, brochures, or other materials in any medium without the other Party’s prior written consent.  Any such permitted use shall comply with the guidelines or instructions provided by the other Party.  A Party may revoke consent at any time for any reason upon written notice to the other Party.

16.                                 Force Majeure.

16.1                           No party shall be in breach of this Agreement with respect to any delay in its performance caused by any of the following conditions (each a “Force Majeure” event): (a) act of God; (b) fire; (c) flood; (d) any change after the Global Closing Date in any governmental codes, ordinances, laws, rules, regulations, or restrictions that prohibits or materially impairs the performance by such party of its obligations under this Agreement; (e) war or civil disorder;  (f) terrorist actions; or (g) strikes or utility company delays not resulting from the responsible party’s failure to timely take necessary actions.  The party claiming relief under this Section 16 shall promptly notify the other parties in writing of the existence of the Force Majeure event relied on, the expected duration of the Force Majeure event, and the cessation or termination of the Force Majeure event. The party claiming relief under this Section 16.1 shall exercise commercially reasonable efforts to minimize the time for any such delay.

16.2                           In the event of a delaying or interfering condition having more than thirty (30) days duration, the other Party not subject to the Force Majeure event may terminate the affected Service(s) without liability for any termination charges upon ten (10) days prior written notice to the Party invoking Section 16.1 above, subject to the transition provisions set forth in Section 1.3.

17.                                 Insurance.  Each Party will maintain (at such Party’s expense and for itself and its affiliates that are parties to this Agreement) during the term of this Agreement: Commercial General Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence for bodily injury or property damage; Employer’s Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence; Workers’ Compensation Insurance in an amount not less than that prescribed by statutory limits; Commercial Automobile Liability Insurance applicable to bodily injury and property damage, covering owned, non-owned, leased, and hired vehicles, in an amount not less than two million dollars ($2,000,000) per accident; and Umbrella or Excess Liability Insurance with a combined single limit of no less than one million dollars ($1,000,000) per occurrence to apply over Commercial General Liability, Employer’s Liability, Workers’ Compensation, and Commercial Automobile Liability Insurance.  Each Party will provide the other Party with copies of such policies upon written request.

18.                                 Assignment.  The ACC Parties or the TelCove Parties (the “assigning party”) may assign or transfer this Agreement (i) in the case of TelCove, to a person listed on Exhibit F that acquires substantially all of the assets of the TelCove Parties, without the consent of the ACC Parties, and (ii) in the case of any assigning party, to any other person that acquires substantially all of the assets of the ACC Parties or the TelCove Parties, as the case may be, or to a controlled affiliate of the ACC Parties or the TelCove Parties, as the case may be, subject in any such case under this clause (ii) to the prior written consent of the non-assigning parties, which consent shall not be unreasonably withheld.  Each Party acknowledges that this Agreement is being entered into in accordance with the settlement contemplated by the Global Agreement and that neither Party would have entered into this Agreement on the terms contained herein except as part of the global settlement contemplated by the Global Agreement.  Therefore, except as expressly provided in the first or last sentences of this Section, no party to this Agreement shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, which may be withheld in their sole and absolute discretion.  Any attempted assignment without such written consent shall be void and of no force or effect.  Notwithstanding the foregoing, the ACC Parties shall have the right to assign this Agreement upon notice to, but without the consent of, the other parties pursuant to: (a) the terms of any plan or plans of reorganization filed in the ACC Parties’ chapter 11 cases currently pending before the Bankruptcy Court for the Southern District of New York; or (b) a sale of assets, which includes this Agreement, pursuant to Section 363 of the Bankruptcy Code; provided, however, that such right to assign shall be exercised only in accordance with and subject to the provisions of Section 365 of the Bankruptcy Code.

1.               19. Governing Law.  This Agreement is to be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without reference to its choice of law principles, except (a) insofar as the Communications Act of 1934, as amended, may control any aspect of this Agreement, in which case such Act will govern such aspects and (b) if a Service is subject to an alternative governing law provision set forth in an applicable tariff, then such alternative governing law provision shall apply to such Service.

20.                                 Notices.  Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed as follows:

If to any TelCove Party:	TelCove Attention: Cost of Service 712 N. Main Coudersport, PA 16915

with a copy to (which copy shall not constitute notice):	TelCove Attention: General Counsel 121 Champion Way Canonsburg, PA 15317

If to any ACC Party:	Adelphia Communications Corporation Attention: Bryan Rubin 5619 DTC Parkway, Suite 800 Denver, CO 80111

with a copy to (which copy shall not constitute notice):	Adelphia Communications Corporation Attention: General Counsel 5619 DTC Parkway, Suite 800 Denver, CO 80111

or at such other address as may be designated in writing to the other parties. Unless otherwise provided herein, notices shall be hand delivered, sent by U.S. Mail, postage prepaid, or by commercial delivery service, and shall be deemed served or delivered when received at the address for notice specified above.

21.                                 Miscellaneous.

21.1                           The Exhibits referred to herein are integral parts hereof and are made a part of this Agreement by reference.

21.2                           This Agreement may only be modified or supplemented by an instrument in writing executed by duly authorized representatives of the parties.

21.3                           This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.

21.4                           This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

21.5                           If any term of this Agreement (including without limitation a Service Order issued hereunder) is invalid, illegal or incapable of being enforced by any court order, rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.  If the Parties are not able to reach agreement as to such modifications within sixty (60) days of the request of either Party to negotiate, then the parties’ obligations hereunder shall be suspended until the earlier of the date on which the Parties reach agreement or the date on which this Agreement expires or is otherwise terminated.

21.6                           The relationship created by this Agreement is non-exclusive.  The parties shall be free to acquire or provide services similar to or identical to the Services from or to alternative sources without obligation to the other parties.  The relationship of the parties is that of independent contractors.  Each party’s employees and subcontractors shall be deemed to be independent contractors, and not employees of the other parties, for the purposes of all-applicable laws and regulations.

21.7                           This Agreement is not intended by the parties to constitute or create any form of business relationship beyond the express terms hereof, and the rights and obligations of the parties shall only be those expressly set forth herein.  No party shall have authority to bind the other parties, except to the extent expressly authorized herein.

21.8                           This Agreement, and the terms and conditions of any applicable tariffs (including all Orders issued hereunder) shall constitute the complete, final, and exclusive statement of the terms of the agreement among the parties regarding the subject matter hereof, and shall supersede all prior or contemporaneous written or oral representations, understandings, and communications relating thereto.  The terms and conditions of this Agreement shall not be varied, supplemented, waived, qualified, modified, or interpreted by any prior or subsequent course of dealing among the parties, failure, or delay to enforce any rights hereunder, or by any usage of trade or manner other than by a subsequent writing signed by authorized representatives of all of the parties.  No party shall be bound by any pre-printed terms additional to or different from those in this Agreement that may appear subsequently in any other party’s form documents, purchase orders, quotations, acknowledgments, invoices, or other communications unless it has executed such form documents, purchase orders, quotations, acknowledgments, invoices, or other communications.

21.9                           Rules of Construction.

21.9.1                  Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

21.9.2                  Unless expressly defined herein, words having well-known technical or trade meanings shall be construed in accordance with such meanings.

21.9.3                  Except as set forth to the contrary herein, any right or remedy of the parties shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

21.9.4                  Nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement.

21.9.5                  This Agreement has been fully negotiated between and jointly drafted by the parties.

21.9.6                  Except as otherwise set forth herein, for the purpose of this Agreement the standards of performance within the communications industry in the relevant market shall be the measure of whether a party’s performance is reasonable and timely.

21.9.7                  The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content.  Except as the context otherwise indicates, all references to Sections and Exhibits refer to Sections of, and Exhibits attached to, this Agreement.

21.9.8                  The failure of any party to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives as of the date and year first above written.

ACC PARTIES:		TELCOVE PARTIES:

ADELPHIA		ADELPHIA BUSINESS SOLUTIONS, INC., d/b/a TELCOVE, FOR ITSELF AND ITS OPERATING SUBSIDIARIES AND AFFILIATES
By:	/s/ Joe W. Bagan
	Joe W. Bagan, Senior Vice President &	By:	/s/ Robert E. Guth
	Chief Administrative Officer		Robert E. Guth, President & Chief
Executive Officer

ACC OPERATIONS, INC. FOR ITSELF AND ITS OPERATING SUBSIDIARIES

By:	/s/ Joe W. Bagan
Joe W. Bagan, Senior Vice President & Chief Administrative Officer

List of Attachments:

Exhibit A	–	List of Services

Exhibit B	–	Pricing

Exhibit C	–	Service Specifications

Exhibit D	–	Remedies, Network Monitoring and Escalation Procedures

Exhibit E	–	Confidentiality Terms

Exhibit F	–	Permitted TelCove Assignees